UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 31, 2007

Date of Report (Date of earliest event reported)

Macrovision Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22023	77-0156161
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On June 5, 2007, Macrovision Corporation (the “Company”) issued a press release announcing a change to its organizational structure. This change will result in a net reduction of worldwide headcount of approximately 7% and the Company estimates that it will incur a restructuring charge of approximately $4.5 million in Q2 2007.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensation Arrangements of Certain Officers

2007 Business Unit Management Incentive Plan

On May 31, 2007, the Compensation Committee of the Board of Directors of Macrovision Corporation approved the 2007 Business Unit Management Incentive Plan (the “Business Unit Plan”), to be effective starting July 1, 2007. Certain named executive officers will participate in the Business Unit Plan. A copy of the Business Unit Plan is attached to this report as Exhibit 10.1. Our Chief Executive Officer, Chief Financial Officer and General Counsel will not participate in the Business Unit Plan, but will continue to participate in the 2007 Senior Executive Company Incentive Plan, a copy of which was filed with the SEC on February 13, 2007 (the “Senior Executive Plan”).

Under the terms of the Business Unit Plan, certain employees are provided financial cash incentive awards based upon the Company’s and the individual employee’s performance. Company performance is based upon (i) the Company achieving a worldwide revenue target, (ii) the Company achieving a worldwide operating profit target, (iii) the applicable business unit achieving a business unit revenue target, (iv) the applicable business unit achieving a business unit contribution profit target and (v) a customer satisfaction rating established for the Business Unit Plan. Individual performance is based upon the evaluation of the individual employee’s performance and contribution for the fiscal year. Awards under the Business Unit Plan will be weighted by Company and individual performance components, with a greater incentive percentage weighted toward Company performance the higher the position in the Company. Awards are based as a percentage of a participant’s annual salary pursuant to a performance rating chart outlined in the Business Unit Plan.

Effective July 1, 2007, the target second half 2007 bonus award for the executive vice presidents of the Company’s business units as follows: EVP, distribution and commerce business unit – 45% of base salary; EVP, embedded solutions business unit – 50% of base salary; EVP, entertainment business unit – 45% of base salary; and EVP, software business unit – 60% of base salary. With respect to the first half of 2007, the Senior Executive Plan applied to such individuals in their prior roles as set forth in the February 13, 2007 filing with the SEC.

Item 7.01	Regulation FD Disclosure.

As discussed above in Item 2.05, on June 5, 2007, the Company issued a press release announcing a change to its organizational structure. In the press release, the Company also updated its previously disclosed estimates for fiscal year 2007 earnings per share and operating margin. A copy of the press release is furnished as Exhibit 99.1 to this report.

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The press release is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Macrovision provides non-GAAP net income and non-GAAP earnings per share in the press release as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Macrovision’s management believes that this presentation of non-GAAP earnings and non-GAAP earnings per share provides useful information to management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. In addition, management uses these measures for reviewing the financial results of Macrovision and for budget planning purposes.

Item 9.01	Financial Statements and Exhibits

The following exhibits are furnished with this report on Form 8-K:

Exhibit Number	Description
10.1	2007 Business Unit Management Incentive Plan
99.1	Press release dated June 5, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Macrovision Corporation
(Registrant)

Date: June 5, 2007	By:	/s/ Stephen Yu
Stephen Yu
EVP & General Counsel